UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 2, 2014

MOELIS & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-36418	46-4500216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, 5th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 883-3800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                                           Entry into a Material Definitive Agreement.

The disclosure set forth in Item 5.02(d) of this Form 8-K is incorporated herein by reference.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective September 3, 2014, the Board of Directors (the “Board”) of Moelis & Company (the “Company”) will increase its size from six to seven directors and elect Eric Cantor as a director of the Company.

Mr. Cantor will also serve as Vice Chairman and Managing Director of Moelis & Company Group LP (“Group LP”) pursuant to an employment agreement.  Either Group LP or Mr. Cantor may terminate the agreement at any time with or without cause.

Group LP has agreed to pay Mr. Cantor an annual base salary of $400,000.  Group LP has also agreed to pay Mr. Cantor an initial cash amount of $400,000 and grant Mr. Cantor $1,000,000 in initial restricted stock units (“RSUs”), based on the average closing price of the Company’s common stock on the five trading days prior to his start date.  The initial RSUs will generally vest in equal installments on each of the third, fourth and fifth anniversaries of his start date.

For calendar year 2015, Group LP has agreed to pay Mr. Cantor minimum incentive compensation of $1,200,000 in cash and $400,000 in incentive RSUs, payable in equal quarterly installments.  The incentive RSUs will generally have the same vesting schedule as incentive RSUs granted to Group LP’s other Managing Directors.

Unvested initial RSUs and unvested incentive RSUs will be forfeited if Group LP terminates Mr. Cantor for cause or if Mr. Cantor terminates his employment other than (i) for good reason or (ii) after the second anniversary of the grant date, to take a full-time elected or appointed position in federal government, state government, or a national political party.

Mr. Cantor has agreed to repay all or a portion of his 2014 initial cash payment and 2015 and 2016 cash incentive compensation if (a) prior to the end of the seventh calendar quarter following the payment thereof, Group LP terminates Mr. Cantor for cause or if Mr. Cantor terminates his employment other than (i) for good reason or (ii) after the second anniversary of the payment date, to take a full-time elected or appointed position in federal government, state government, or a national political party and (b) he engages in certain competitive activities within 12 months of such termination.

Upon a voluntary termination of his employment other than for good reason, Mr. Cantor has agreed not to compete with Group LP for 90 days following such termination of his employment.  In addition, Mr. Cantor has agreed not to solicit Group LP’s employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason.  The employment agreement also includes restrictions relating to confidentiality and non-disparagement.

Moelis & Company Partner Holdings LP has agreed to take action to elect Mr. Cantor to the Company’s Board of Directors and not allow his removal until the Company’s 2015 annual meeting of stockholders, when all directors will be up for re-election, subject to continued employment with Group LP during this period.

Mr. Cantor will also be eligible to participate in Group LP’s employee benefit plans and arrangements, and will be reimbursed for the reasonable cost of a New York City apartment for his first 12 months and a hotel equivalent rate thereafter.  In addition, Mr. Cantor and the Company have entered into an indemnification agreement substantially in the form attached as Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-194306) filed by the Company with the Securities and Exchange Commission on March 24, 2014.

Item 7.01                                           Regulation FD Disclosure.

On September 2, 2014, the Company issued a press release announcing Mr. Cantor’s directorship and employment with Group LP.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                        Press Release of Moelis & Company, dated September 2, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOELIS & COMPANY

By:	/s/ Osamu Watanabe
Name: Osamu Watanabe
Title: General Counsel and Secretary

Date: September 2, 2014